Exhibit 99.1

Genworth Financial Announces Second Quarter 2013 Results

Net Income Improved 86 Percent From Prior Year

Second Profitable Quarter In U.S. MI

$273 Million In Dividends Paid To Holding Company Including $100 Million Ordinary Dividend

From U.S. Life Companies

Richmond, VA (July 30, 2013) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the second quarter of 2013. The company reported net income1 of $141 million, or $0.28 per diluted share, compared with net income of $76 million, or $0.16 per diluted share, in the second quarter of 2012. Net operating income2 for the second quarter of 2013 was $133 million, or $0.27 per diluted share, compared with net operating income of $67 million, or $0.14 per diluted share, in the second quarter of 2012.

“We are beginning to see good results from our efforts to improve the operating performance of the businesses with strong performance in Global Mortgage Insurance, further progress on long term care insurance rate actions and execution of an expense reduction plan,” said Tom McInerney, President and CEO. “We continue to increase financial flexibility with an ordinary dividend from the U.S. life companies and consistent dividends from Global Mortgage Insurance. These are some of the important milestones in our plan to turn the company around.”

Consolidated Net Income & Net Operating Income
	Three months ended June 30 (Unaudited)
	2013		2012
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$141	$0.28	$76	$0.16
Net operating income	$133	$0.27	$67	$0.14
Weighted average diluted shares	497.5		493.9
Book value per share	$29.76		$32.08
Book value per share, excluding accumulated other comprehensive income (loss)	$23.39		$22.61

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively. All references to results prior to the April 1, 2013 completion of the holding company reorganization are to the results of Genworth Holdings, Inc. as which we are the successor for reporting purposes.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Net investment gains, net of tax and other adjustments, were $15 million in the quarter compared to net investment losses of $18 million in the prior year. Total investment impairments, net of tax, were $4 million in the current quarter and $27 million in the prior year.

In March 2013, the company entered into an agreement to sell the wealth management business. Beginning in the first quarter of 2013, this business is being separately presented as discontinued operations and all prior periods herein have been re-presented. During the quarter, the company recognized $6 million of income from discontinued operations. The company expects the transaction to close in the third quarter of 2013, subject to customary closing conditions, including requisite regulatory approvals, and may record an additional after-tax loss of up to $10 million at that time. Assets under management as of June 30, 2013 for the wealth management business were $22.6 billion.

On June 6, 2013, the company announced an expense reduction plan as it continues to work on improving the operating performance of its businesses. This plan eliminated approximately 400 positions, including 150 open positions that will not be filled, and will reduce related information technology and program spend. When fully implemented, the company expects to realize approximately $80 to $90 million in annual pre-tax expense savings primarily related to these actions. Overall expense levels may vary for a variety of reasons, including changes in sales volume or other strategic actions the company may take. An after-tax non-operating charge of $13 million was recorded in the second quarter of 2013 reflecting severance, outplacement and other associated costs.

Net operating income results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q2 13	Q1 13	Q2 12
U.S. Life Insurance Division:
U.S. Life Insurance	$79	$85	$64

Total U.S. Life Insurance Division	79	85	64

Global Mortgage Insurance Division:
International Mortgage Insurance	89	81	76
U.S. Mortgage Insurance (U.S. MI)	13	21	(25)

Total Global Mortgage Insurance Division	102	102	51

Corporate and Other Division:
International Protection	1	6	3
Runoff	6	16	(6)
Corporate and Other	(55)	(58)	(45)

Total Corporate and Other Division	(48)	(36)	(48)

Total Net Operating Income	$133	$151	$67

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, and other adjustments, net of taxes. A reconciliation of net operating income of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the second quarter of 2013 was an unfavorable impact of $2 million versus the prior quarter and prior year.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $79 million, compared with $85 million in the prior quarter and $64 million a year ago.

U.S. Life Insurance Division
Net Operating Income
(Amounts in millions)	Q2 13	Q1 13	Q2 12
U.S. Life Insurance
Life Insurance	$27	$36	$30
Long Term Care Insurance	26	20	14
Fixed Annuities	26	29	20

Total U.S. Life Insurance	79	85	64

Total U.S. Life Insurance	$79	$85	$64

Sales
(Amounts in millions)	Q2 13	Q1 13	Q2 12
U.S. Life Insurance
Life Insurance
Term Life	$4	$4	$—
Term Universal Life	—	1	32
Universal Life	5	9	19
Linked Benefits	3	2	3
Long Term Care Insurance
Individual	38	35	53
Group	5	5	7
Fixed Annuities	212	107	336

Account Value
(Amounts in millions)	Q2 13	Q1 13	Q2 12
Fixed Annuities	$17,949	$18,301	$18,437

U.S. Life Insurance Division

Highlights

•	U.S. Life Insurance Division net operating income was $79 million, compared with $85 million in the prior quarter and $64 million a year ago.

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Compared to the prior quarter, sales of life insurance products were down, and below expectations, because of flat sales in term life insurance and a decline in universal life insurance products sales, but modestly higher in long term care insurance and fixed annuities.

•	Consolidated risk-based capital (RBC) ratio is estimated to be approximately 445 percent[3], down from approximately 450 percent at the end of the first quarter of 2013.

•	Ordinary dividend of $100 million was paid to the holding company through June 30, 2013.

Life Insurance

Life insurance net operating income was $27 million, compared with $36 million in the prior quarter and $30 million in the prior year. While results in the current quarter benefited from favorable mortality experience versus pricing expectations, mortality was less favorable than the prior quarter and prior year because of higher severity. Sales were down $4 million versus the prior quarter and $42 million versus the prior year reflecting flat sales in term life insurance and a decline in universal life insurance product sales. The company will continue to make pricing and product changes that would be expected to increase sales over time.

Long Term Care Insurance

Long term care insurance net operating income was $26 million, compared with $20 million in the prior quarter and $14 million in the prior year. Results in the prior quarter included $6 million of net favorable actuarial reserve and other adjustments. Results in the quarter were improved versus the prior quarter from more favorable limited partnership and bond call performance. Results in the quarter also reflected the impact of higher premiums and reduced benefits from the most recent rate action of $8 million versus the prior quarter. Relative to the prior year, higher claim termination rates contributed to lower incurred losses, the most recent rate action contributed to higher premiums and reduced benefits, and investment yields declined consistent with the low interest rate environment.

In the second quarter of 2013, the company revised its methodology for calculating tabular interest for its long term care insurance policies. The change in the calculation for tabular interest had no impact on total policyholder reserves, benefits or net operating income as it reflected a reclassification between components within the total change in policy reserves. Tabular interest is one of several components that make up the total change in policy reserves and represents the implicit credited rate to reserves for future benefits. This calculation is now done at the policy level and effectively attributes a larger portion of the change in reserves to tabular interest. The impact of this new methodology reduced the loss ratio by approximately three points in the current quarter. The loss ratio for all prior periods has been adjusted lower by three points to approximate the new calculation

[3]	Company estimate for the second quarter of 2013, due to timing of the filing of statutory statements.

for tabular interest to make prior periods more comparable with the current calculation. The reported loss ratio for the current quarter was approximately 67 percent, approximately one point higher than the prior quarter and four points lower than the prior year, when reflecting this change in methodology.

Individual long term care insurance sales increased from the prior quarter to $38 million reflecting product actions taken in the first half of 2013. These changes may have a temporary benefit on sales levels as demand increased prior to pricing and product changes going into effect. The company continues to utilize reinsurance in long term care insurance as part of its capital optimization strategies.

As previously announced in the third quarter of 2012, the company filed for long term care in force premium rate increases with the goal of achieving approximately $200 to $300 million of additional annual premiums when fully implemented over the next five years. As of June 30, 2013, the company has received approvals representing approximately $115 to $120 million of the targeted premium increase.

Fixed Annuities

Fixed annuities net operating income was $26 million, compared with $29 million in the prior quarter and $20 million in the prior year. Results in the quarter included unfavorable mortality versus the prior quarter and more favorable mortality versus the prior year. Results in the quarter also included improved limited partnership and bond call performance versus the prior quarter. Sales in the quarter totaled $212 million and were up sequentially but down from the prior year.

U.S. Life Companies Capital

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 445 percent3, down from approximately 450 percent at the end of the first quarter of 2013, primarily from the $100 million ordinary dividend paid to the holding company.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $102 million, consistent with the prior quarter and up from $51 million in the prior year.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q2 13	Q1 13	Q2 12
International Mortgage Insurance
Canada	$43	$42	$41
Australia	55	46	44
Other Countries	(9)	(7)	(9)

Total International Mortgage Insurance	89	81	76
U.S. Mortgage Insurance	13	21	(25)

Total Global Mortgage Insurance	$102	$102	$51

Sales
(Amounts in billions)	Q2 13	Q1 13	Q2 12
International Mortgage Insurance
Flow
Canada	$4.7	$3.3	$5.7
Australia	8.7	7.9	8.2
Other Countries	0.4	0.4	0.5
Bulk
Canada	6.4	2.4	13.1
Australia	0.9	—	0.3
Other Countries	—	—	—
U.S. Mortgage Insurance
Primary Flow	6.3	4.7	3.6
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Highlights

•	Reported International Mortgage Insurance segment operating earnings were $89 million, compared with $81 million in the prior quarter and $76 million a year ago.

•	Reported Canada operating earnings of $43 million were up from $42 million in the prior quarter and up from $41 million in the prior year.

•	Reported Australia operating earnings of $55 million were up from $46 million in the prior quarter and up from $44 million in the prior year.

•	Other Countries had a reported net operating loss of $9 million, compared to $7 million in the prior quarter and $9 million in the prior year.

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In Canada, flow new insurance written (NIW) was up 45 percent[4] sequentially and down 16 percent[4] year over year. In addition, in the current quarter the company completed $6.4 billion of bulk transactions, consisting of low loan-to-value prime loans.

•	In Australia, flow NIW was up 13 percent[4] sequentially and up seven percent[4] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•	Dividends of $143 million, including proceeds relating to Genworth MI Canada Inc.’s share repurchase program, were paid to the holding company through June 30, 2013.

Canada Mortgage Insurance

Canada operating earnings of $43 million were up from $42 million in the prior quarter and up from $41 million in the prior year. The loss ratio in the quarter was 25 percent, down six points from the prior quarter and down seven points from the prior year from lower net new delinquencies as a result of an improving economic environment and the strong credit quality of recent books. Total delinquencies were down nine percent sequentially from the maturing of the larger 2007 and 2008 books of business, continued strong loss mitigation and improving economic conditions in most regions. Improvement in losses was partially offset by lower premiums and unfavorable foreign exchange. Flow NIW was up 45 percent4 sequentially from normal seasonal variation and down 16 percent4 year over year primarily from regulatory changes to the rules governing the issuance of high loan-to-value residential mortgages made in July 2012. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $6.4 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 216 percent3, well in excess of regulatory requirements. GAAP book value was $2.9 billion, of which $1.7 billion represented Genworth’s 57.4 percent ownership interest. GAAP book value declined $0.1 billion from the prior quarter primarily from foreign currency translation and lower net unrealized investment gains.

Australia Mortgage Insurance

Australia reported net operating earnings of $55 million versus $46 million in the prior quarter and $44 million in the prior year. The loss ratio in the quarter was 35 percent, down 12 points sequentially and down 19 points from the prior year. Total delinquencies were down one percent sequentially as higher new delinquencies were more than offset by seasonally higher cures. Flow NIW was up 13 percent4 sequentially from seasonal variation and up seven percent4 year over year from a larger origination market. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 134 percent3, in excess of regulatory requirements. The GAAP book value was $1.9 billion as of the end of the quarter, declining $0.4 billion from the prior quarter primarily from foreign currency translation.

[4]	Percent change excludes the impact of foreign exchange.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $9 million, compared to a net operating loss of $7 million in the prior quarter and a net operating loss of $9 million in the prior year as the business continues to be pressured from elevated losses, primarily in Ireland.

U.S. Mortgage Insurance Segment

Highlights

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U.S. MI net operating income was $13 million, compared with $21 million in the prior quarter and a net operating loss of $25 million in the prior year from continued improvement in the U.S. housing market and lower new delinquencies.

•	Flow NIW increased 34 percent from the prior quarter and increased 75 percent over the prior year to $6.3 billion.

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The combined risk-to-capital ratio as of June 30, 2013 is estimated at 22.4:1[3], reflecting the $100 million capital contribution to Genworth Mortgage Insurance Corporation (GMICO) on April 1, 2013 to U.S. MI as part of the completion of the comprehensive capital plan.

Total flow delinquencies decreased seven percent sequentially and 23 percent versus the prior year. New flow delinquencies decreased approximately 11 percent from the prior quarter and decreased approximately 22 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,000, up slightly from the prior quarter.

Total losses were up $13 million compared to the prior quarter as lower new delinquencies were more than offset by modest changes in net cures and aging because of sequentially lower cures.

Loss mitigation savings were $144 million in the quarter, down $15 million from the prior quarter. Loss mitigation savings this year through June 30, 2013 were $303 million.

Flow NIW of $6.3 billion increased 34 percent over the prior quarter and increased 75 percent versus the prior year reflecting an increase in both refinance and purchase private mortgage insurance penetration and a larger origination market and stable market share. Overall private mortgage insurance market penetration was up approximately one point from the prior quarter and up approximately two points year over year. The company’s estimate of market share at the end of the quarter is approximately 13 percent. Flow persistency was 81 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $2.2 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 22.4:13 at the end of the second quarter with the risk-to-capital ratio for GMICO estimated at 23.8:13. GMICO currently maintains waivers or other authorizations from 45 states that permit the company to continue writing new business if its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the GSE’s (government sponsored entities) approval. Currently, new business in four states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GMICO.

The company currently expects the U.S. mortgage insurance business to be modestly profitable in 2013 and expects that its 2014 results should improve over 2013. The company continues to expect seasonality in the remainder of 2013, which could cause the second half of the year to return to a marginal net loss profile. Its profitability expectations are subject to the continued recovery of the U.S. housing market, the extent of seasonality that has been historically experienced in the second half of the year, and certain other items such as the cost of resolution of pending litigation.

Corporate and Other Division

Corporate and Other Division net operating loss was $48 million, compared with $36 million in the prior quarter and $48 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q2 13	Q1 13	Q2 12
International Protection	$1	$6	$3
Runoff	6	16	(6)
Corporate and Other	(55)	(58)	(45)

Total Corporate and Other	$(48)	$(36)	$(48)

Account Value
(Amounts in millions)	Q2 13	Q1 13	Q2 12
Variable Annuities	$7,877	$8,177	$8,225
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	1,077	1,970	2,221

International Protection Segment

International Protection reported operating earnings of $1 million, compared with $6 million in the prior quarter and $3 million in the prior year. The business continues to be impacted by the slow consumer lending environment in Europe, and high unemployment in Southern Europe continues to keep losses elevated. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 317 percent3, in excess of regulatory requirements. Dividends of $14 million were paid to the holding company during the second quarter of 2013.

Runoff Segment

The Runoff segment’s net operating income was $6 million, compared with $16 million in the prior quarter and a net operating loss of $6 million in the prior year. Results in the current quarter reflected less favorable equity market conditions versus the prior quarter, but more favorable versus the prior year. Results in the prior quarter and prior year reflected unfavorable taxes.

Corporate and Other

Corporate and Other’s net operating loss was $55 million, compared with $58 million in the prior quarter and $45 million in the prior year. Results were down versus the prior year because of lower net investment income. Results in the prior quarter and prior year also included the reverse mortgage business that was sold on April 1, 2013.

Investment Portfolio Performance

Net investment income increased to $821 million, compared to $814 million in the prior quarter because of favorable limited partnership and bond call performance. The reported yield for the current quarter was approximately 4.8 percent. The core yield2 was flat to the prior quarter at approximately 4.5 percent.

Net income in the quarter included $15 million of net investment gains, net of tax and DAC amortization of $5 million. Total investment impairments, net of tax, were $4 million in the current quarter and $27 million in the prior year.

Net unrealized investment gains were $1.3 billion, net of tax and other items, as of June 30, 2013 compared with $2.0 billion as of June 30, 2012 and $2.4 billion as of March 31, 2013 because of higher interest rates and widening spreads. The fixed maturity securities portfolio had gross unrealized investment gains of $4.0 billion compared with $5.9 billion as of June 30, 2012 because of higher interest rates and widening spreads and gross unrealized investment losses of $0.9 billion compared with $1.0 billion as of June 30, 2012.

Holding Company

Genworth’s holding company5 ended the quarter with approximately $1.0 billion of cash and highly liquid securities, up approximately $50 million compared to the prior quarter, from approximately $270 million of dividends received from the operating companies, partially offset by a $100 million contribution to GMICO as part of the comprehensive U.S. MI capital plan and approximately $100 million of debt interest payments. The holding company targets maintaining cash balances of at least two times its annual debt service expense plus

[5]	Holding company cash and highly liquid securities comprises assets held by Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is now a subsidiary of Genworth Financial, Inc.

a risk buffer of $350 million. The holding company has no debt maturities until June 2014. The previously announced sale of the company’s wealth management business is expected to close in the third quarter of 2013, subject to customary closing conditions, including requisite regulatory approvals. Proceeds from the transaction, net of transaction related expenses, will be held at the holding company and will be used to address the 2014 debt at maturity or before.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. The Corporate & Other division also includes the wealth management business presented as discontinued operations. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the second quarter 2013 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on July 31, 2013. Investors are encouraged to review these materials.

Genworth will conduct a conference call on July 31, 2013 at 8 a.m. (ET) to discuss the quarter’s results and provide an update on the company’s strategy and 2013 goals. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 14, 2013 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 99864084. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses are also excluded from net operating income (loss) because in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income during the periods presented in this press release other than a $13 million after-tax expense recorded in the second quarter of 2013 related to restructuring costs. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three months ended June 30, 2013 and 2012.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under our master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; lack of credit facilities; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying our investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of our computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in accounting and reporting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and insurance regulators; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity or mortality rates; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on certain in-force and future long-term care insurance products by enough or quickly enough, including the current rate actions and any future rate actions; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long-term care insurance to increase; political and economic instability or changes in government policies; fluctuations in foreign exchange rates and international securities markets; unexpected changes in unemployment rates; unexpected increases in international mortgage insurance default rates or severity of defaults; the significant portion of high loan-to-value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government-owned and government-sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the company’s U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974 (RESPA); potential liabilities in connection with the company’s U.S. contract underwriting services; and the impact on the statutory capital and risk-to-capital ratios of the U.S. mortgage insurance business from variations in the valuation of affiliate investments;

•

Other risks, including the risk that the company’s strategy may not be successfully implemented; the company’s Capital Plan may not achieve its anticipated benefits; adverse market or other conditions might delay or impede the minority sale of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; provisions of our certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and the impact of the expense reduction announced on June 6, 2013 is not as anticipated and the company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended
	June 30,
	2013	2012
Revenues:
Premiums	$1,286	$1,302
Net investment income	821	846
Net investment gains (losses)	21	(33)
Insurance and investment product fees and other	243	287

Total revenues	2,371	2,402

Benefits and expenses:
Benefits and other changes in policy reserves	1,269	1,382
Interest credited	184	194
Acquisition and operating expenses, net of deferrals	413	439
Amortization of deferred acquisition costs and intangibles	137	147
Interest expense	121	131

Total benefits and expenses	2,124	2,293

Income from continuing operations before income taxes	247	109
Provision for income taxes	73	27

Income from continuing operations	174	82
Income from discontinued operations, net of taxes	6	27

Net income	180	109
Less: net income attributable to noncontrolling interests	39	33

Net income available to Genworth Financial, Inc.’s common stockholders	$141	$76

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.27	$0.10

Diluted	$0.27	$0.10

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.29	$0.16

Diluted	$0.28	$0.16

Weighted-average shares outstanding:
Basic	493.4	491.5

Diluted	497.5	493.9

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2013	2012
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$27	$30
Long Term Care	26	14
Fixed Annuities	26	20

Total U.S. Life Insurance segment	79	64

Total U.S. Life Insurance Division	79	64

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	43	41
Australia	55	44
Other Countries	(9)	(9)

Total International Mortgage Insurance segment	89	76
U.S. Mortgage Insurance segment	13	(25)

Total Global Mortgage Insurance Division	102	51

Corporate and Other Division
International Protection segment	1	3
Runoff segment	6	(6)
Corporate and Other	(55)	(45)

Total Corporate and Other Division	(48)	(48)

Net operating income	133	67
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	15	(18)
Expenses related to restructuring, net of taxes	(13)	—
Income from discontinued operations, net of taxes	6	27

Net income available to Genworth Financial, Inc.’s common stockholders	141	76
Add: net income attributable to noncontrolling interests	39	33

Net income	$180	$109

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.29	$0.16

Diluted	$0.28	$0.16

Net operating income per common share:
Basic	$0.27	$0.14

Diluted	$0.27	$0.14

Weighted-average shares outstanding:
Basic	493.4	491.5

Diluted	497.5	493.9

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2013	2012
Assets
Cash, cash equivalents and invested assets	$72,850	$78,726
Deferred acquisition costs	5,237	5,036
Intangible assets	433	366
Goodwill	867	868
Reinsurance recoverable	17,236	17,230
Other assets	704	710
Separate account assets	9,806	9,937
Assets associated with discontinued operations	443	439

Total assets	$107,576	$113,312

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,437	$33,505
Policyholder account balances	24,935	26,262
Liability for policy and contract claims	7,302	7,509
Unearned premiums	4,022	4,333
Deferred tax and other liabilities	4,998	6,746
Borrowings related to securitization entities	317	336
Non-recourse funding obligations	2,054	2,066
Long-term borrowings	4,720	4,776
Separate account liabilities	9,806	9,937
Liabilities associated with discontinued operations	83	61

Total liabilities	91,674	95,531

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,139	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,296	2,692
Net unrealized gains (losses) on other-than-temporarily impaired securities	(2)	(54)

Net unrealized investment gains (losses)	1,294	2,638

Derivatives qualifying as hedges	1,581	1,909
Foreign currency translation and other adjustments	267	655

Total accumulated other comprehensive income (loss)	3,142	5,202
Retained earnings	2,107	1,863
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,689	16,493
Noncontrolling interests	1,213	1,288

Total stockholders’ equity	15,902	17,781

Total liabilities and stockholders’ equity	$107,576	$113,312

Impact of Foreign Exchange on Operating Results6

Three months ended June 30, 2013

	Percentages	Percentages
	Including Foreign Exchange	Excluding Foreign Exchange[7]
Canada Mortgage Insurance (MI):
Flow new insurance written	(18)%	(16)%
Flow new insurance written (2Q13 vs. 1Q13)	42%	45%

Australia MI:
Flow new insurance written	6%	7%
Flow new insurance written (2Q13 vs. 1Q13)	10%	13%

[6]	All percentages are comparing the second quarter of 2013 to the second quarter of 2012 unless otherwise stated.
[7]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended June 30, 2013
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$72.2
Subtract:
Securities lending	0.2
Unrealized gains (losses)	3.7
Derivative counterparty collateral	0.4

Adjusted end of period invested assets	$67.9

Average Invested Assets Used in Reported Yield Calculation	$68.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[8]	0.2

Average Invested Assets Used in Core Yield Calculation	$68.3

(Income - amounts in millions)
Reported Net Investment Income	$821
Subtract:
Bond calls and commercial mortgage loan prepayments	14
Reinsurance[9]	21
Other non-core items[10]	19
Restricted commercial mortgage loans and other invested assets related to securitization entities[8]	4

Core Net Investment Income	$763

Reported Yield	4.79%

Core Yield	4.47%

[8]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[9]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[10]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.